Exhibit 99.3

GEN-PROBE INCORPORATED

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

At June 30, 2012 and for the six months ended June 30, 2012 and 2011

i

GEN-PROBE INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

Unaudited

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$166,456	$87,021
Marketable securities	196,025	218,789
Trade accounts receivable, net of allowance for doubtful accounts of $403 and $320 at June 30, 2012 and December 31, 2011, respectively	61,098	57,767
Accounts receivable - other	6,808	3,446
Inventories	90,889	77,886
Deferred income tax	8,529	8,188
Prepaid expenses	14,154	11,555
Other current assets	7,510	4,967

Total current assets	551,469	469,619
Marketable securities, net of current portion	88,713	62,237
Property, plant and equipment, net	177,607	176,081
Capitalized software, net	18,856	16,992
Patents, net	11,233	11,758
Goodwill	140,398	140,404
Purchased intangibles, net	101,140	106,619
License, manufacturing access fees and other assets, net	59,751	61,738

Total assets	$1,149,167	$1,045,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,220	$12,000
Accrued salaries and employee benefits	24,611	28,795
Other accrued expenses	15,976	12,846
Income tax payable	285	1,857
Short-term borrowings	248,000	248,000
Deferred revenue	1,369	1,238

Total current liabilities	310,461	304,736
Non-current income tax payable	10,384	10,019
Deferred income tax	19,271	19,283
Deferred revenue, net of current portion	4,038	3,237
Other long-term liabilities	7,296	7,831
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 45,905,363 and 45,008,879 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	5	5
Additional paid-in capital	81,289	23,650
Accumulated other comprehensive (loss) income	(2,752)	(313)
Retained earnings	719,175	677,000

Total stockholders’ equity	797,717	700,342

Total liabilities and stockholders’ equity	$1,149,167	$1,045,448

See accompanying notes to consolidated financial statements

GEN-PROBE INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Revenues:
Product sales	$297,999	$271,033
Collaborative research revenue	7,793	5,185
Royalty and license revenue	3,629	2,718

Total revenues	309,421	278,936
Operating expenses:

Cost of product sales (excluding acquisition-related intangible amortization)	103,560	81,374
Acquisition-related intangible amortization	5,531	5,534
Research and development	56,776	56,676
Marketing and sales	38,910	34,032
General and administrative	41,493	36,856
Asset impairment charges	783	—

Total operating expenses	247,053	214,472

Income from operations	62,368	64,464
Other income (expense):
Investment and interest income	3,713	3,672
Interest expense	(1,078)	(1,000)
Other income (expense), net	(359)	1,492

Total other income, net	2,276	4,164

Income before income tax	64,644	68,628
Income tax expense	22,469	23,007

Net income	$42,175	$45,621

Net income per share:
Basic	$0.93	$0.95

Diluted	$0.91	$0.93

Weighted average shares outstanding:
Basic	45,351	47,873

Diluted	46,550	49,196

See accompanying notes to consolidated financial statements

GEN-PROBE INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011

Comprehensive income	$39,736	$37,472

See accompanying notes to consolidated financial statements

GEN-PROBE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Operating activities
Net income	$42,175	$45,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,783	22,886
Amortization of premiums on investments, net of accretion of discounts	4,438	5,209
Stock-based compensation	12,591	12,859
Excess tax benefit from employee stock-based compensation	(3,375)	(3,916)
Deferred revenue	893	12
Deferred income tax	(432)	(1,632)
Gain on contingent consideration	783	—
Loss on disposal of property and equipment	193	207
Changes in assets and liabilities:
Trade and other accounts receivable	(7,162)	4,290
Inventories	(13,765)	(540)
Prepaid expenses	1,034	(4,205)
Other current assets	367	44
Other long-term assets	403	(453)
Accounts payable	8,350	(3,417)
Accrued salaries and employee benefits	(3,994)	(3,999)
Other accrued expenses	2,234	342
Income tax payable	(1,199)	11,437
Other long-term liabilities	(613)	769

Net cash provided by operating activities	65,704	85,514

Investing activities
Proceeds from sales and maturities of marketable securities	254,120	223,439
Purchases of marketable securities	(265,447)	(162,258)
Purchases of property, plant and equipment	(15,523)	(23,245)
Purchases of capitalized software	(3,437)	(2,547)
Purchases of intangible assets, including licenses and manufacturing access fees	(1,527)	(4,424)
Cash paid for investment in Roka Bioscience	—	(3,980)
Other	390	(348)

Net cash provided by investing activities	(31,424)	26,637

Financing activities
Repurchase and retirement of common stock	—	(47,972)
Proceeds from issuance of common stock and employee stock purchase plan	43,161	40,727
Repurchase and retirement of restricted stock for payment of taxes	(1,146)	(363)
Excess tax benefit from employee stock-based compensation	3,375	3,916
Borrowings, net	—	8,000

Net cash provided by (used in) financing activities	45,390	4,308

Effect of exchange rate changes on cash and cash equivalents	(235)	570

Net increase in cash and cash equivalents	79,435	117,029
Cash and cash equivalents at the beginning of period	87,021	59,690

Cash and cash equivalents at the end of period	$166,456	$176,719

See accompanying notes to consolidated financial statements

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim consolidated financial statements of Gen-Probe Incorporated (“Gen-Probe” or the “Company”) as of June 30, 2012, and for the six month periods ended June 30, 2012 and 2011, are unaudited and have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In management’s opinion, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring accruals, necessary to state fairly the financial information therein in accordance with U.S. GAAP. Interim results are not necessarily indicative of the results that may be reported for any other interim period or for the year ending December 31, 2012.

These unaudited interim consolidated financial statements and related footnotes should be read in conjunction with the audited consolidated financial statements and related footnotes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Principles of Consolidation

These unaudited interim consolidated financial statements include the accounts of Gen-Probe as well as its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. The Company has not identified any interests in variable interest entities that require consolidation.

The Company translates the financial statements of its non-U.S. operations using the end-of-period exchange rates for assets and liabilities and the average exchange rates for each reporting period for results of operations. Net gains and losses resulting from the translation of foreign financial statements and the effect of exchange rates on intercompany receivables and payables of a long-term investment nature are recorded as a separate component of stockholders’ equity under the caption “Accumulated other comprehensive income (loss).” These adjustments will affect net income upon the sale or liquidation of the underlying investment.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements. These estimates include assessing the collectability of accounts receivable, the recognition of revenues, and the valuation of the following: stock-based compensation; marketable securities; equity investments in publicly and privately held companies; income tax; accrued liabilities; inventories; and goodwill and long-lived assets, including patent costs, capitalized software, purchased intangibles and licenses and manufacturing access fees. Actual results could differ from those estimates.

Segment Information

The Company currently operates in one business segment: the development, manufacturing, marketing, sales and support of molecular diagnostic products primarily to diagnose human diseases, screen donated human blood and ensure transplant compatibility. Although the Company’s products comprise distinct product lines to serve different end markets within molecular diagnostics, the Company does not operate its business in operating segments. The Company is managed by a single functionally- based management team that manages all aspects of the Company’s business and reports directly to the Chief Executive Officer. For all periods presented, the Company operated in a single business segment. Product sales by product line are presented in Note 10 of these Notes to Consolidated Financial Statements.

Revenue Recognition

The Company records shipments of its clinical diagnostic products as product sales when the product is shipped, title and risk of loss have passed to the customer, the consideration is fixed and determinable, and collection of the resulting receivable is reasonably assured.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company manufactures blood screening products according to demand schedules provided by its collaboration partner, Novartis Vaccines and Diagnostics, Inc. (“Novartis”). Upon shipment to Novartis, the Company recognizes blood screening product sales at an agreed upon transfer price and records the related cost of products sold. Based on the terms of the Company’s collaboration agreement with Novartis, the Company’s ultimate share of the net revenue from sales to the end user in excess of the transfer price revenues recognized is not known until reported to the Company by Novartis. On a monthly basis, Novartis reports net revenue generated during the prior month and remits an additional corresponding net payment to the Company which, when taken together with the transfer price revenues previously recognized, represents the Company’s ultimate share of net revenue under the collaboration.

In most cases, the Company provides its instrumentation to its clinical diagnostics customers without requiring them to purchase the equipment or enter into an equipment lease. Instead, the Company recovers the cost of providing the instrumentation in the amount it charges for its diagnostic assays. The depreciation costs associated with an instrument are charged to cost of product sales on a straight-line basis over the estimated life of the instrument. The costs to maintain these instruments in the field are charged to cost of product sales as incurred.

The Company sells its instruments to Novartis for use in blood screening and records these instrument sales upon delivery since Novartis is responsible for the placement, maintenance and repair of the units with its customers. The Company also sells instruments to its clinical diagnostics customers and records sales of these instruments upon delivery and customer acceptance. For certain customers with non-standard payment terms, instrument sales are recorded based upon expected cash collection. Prior to delivery, each instrument is tested to meet Gen-Probe’s specifications and the specifications of the United States Food and Drug Administration (the “FDA”), and is shipped fully assembled. Customer acceptance of the Company’s clinical diagnostic instrument systems requires installation and training by the Company’s technical service personnel. Installation is a standard process consisting principally of uncrating, calibrating and testing the instrumentation.

The Company records revenue for its research products and services in the period during which the related costs are incurred or the services are provided. This revenue consists of outsourcing services for the pharmaceutical, biotechnology and healthcare industries, including nucleic acid purification and analysis services, as well as the sale of monoclonal antibodies.

Revenue arrangements with multiple deliverables are evaluated for proper accounting treatment. In these arrangements, the Company records revenue as separate units of accounting if the delivered items have value to the customer on a stand-alone basis, if the arrangement includes a general right of return relative to the delivered items, and if delivery or performance of the undelivered items is considered probable and substantially within the Company’s control. Beginning in 2011, arrangement consideration is allocated at the inception of the arrangement to all deliverables using the relative selling price method that is based on a three-tier hierarchy. The relative selling price method requires that the estimated selling price for each deliverable be based on vendor-specific objective evidence (“VSOE”) of fair value, which represents the price charged for each deliverable when it is sold separately or, for a deliverable not yet being sold separately, the price established by management. When VSOE of fair value is not available, third-party evidence (“TPE”) of fair value is acceptable, or a best estimate of the selling price if neither VSOE nor TPE is available. A best estimate of the selling price should be consistent with the objective of determining the price at which the Company would transact if the deliverable were sold regularly on a stand-alone basis and should also take into account market conditions and company-specific factors.

The Company recognizes collaborative research revenue over the term of various collaboration agreements, as negotiated monthly contracted amounts are earned or reimbursable costs are incurred related to those agreements. Negotiated monthly contracted amounts are earned in relative proportion to the performance required under the applicable contracts. Non-refundable license fees with stand-alone value are recognized at the time that the Company has satisfied all performance obligations. License fees without stand-alone value are recognized in combination with any undelivered performance obligations. Milestone consideration that is contingent upon achievement of a milestone in its entirety is recorded as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. These criteria include: (i) the consideration being earned should be commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the item delivered as a result of a specific outcome resulting from the Company’s performance to achieve the milestone; (ii) the consideration being earned should relate solely to past performance; (iii) the consideration being earned should be reasonable relative to all deliverables and payment terms in the arrangement; and (iv) the milestone should be considered in its entirety and cannot be bifurcated into substantive and non-substantive components. Any amounts received prior to satisfying the Company’s revenue recognition criteria are recorded as deferred revenue on the Company’s consolidated balance sheets. In the second quarter of 2012, the Company recognized a $5.0 million milestone from Novartis relating to the CE marking of the PANTHER instrument and the Ultrio Elite assay for the blood screening market. The milestone has been recorded within “Collaborative research revenue” in the Company’s consolidated statements of income.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Royalty and license revenue is recognized in connection with the sale or use of the Company’s products or technologies under license agreements with third parties. For those arrangements where royalties are reasonably estimable, the Company recognizes revenue based on estimates of royalties earned during the applicable period and adjusts for differences between the estimated and actual royalties in the following period. Historically, these adjustments have not been material. For those arrangements where royalties are not reasonably estimable, the Company recognizes revenue upon receipt of royalty statements from the applicable licensee.

Stock-based Compensation

Stock-based compensation expense is recognized for restricted stock, deferred issuance restricted stock, performance stock awards, which include awards subject to performance conditions and/or market conditions, stock options, and shares purchasable under the Company’s Employee Stock Purchase Plan (“ESPP”). Certain of these costs are capitalized into inventory on the Company’s consolidated balance sheets, and are recognized as an expense when the related products are sold.

The Company uses the Black-Scholes-Merton option pricing model to value stock options granted. The determination of the fair value of stock option awards on the date of grant using the Black-Scholes-Merton model is affected by the Company’s stock price and the implied volatility on its traded options, as well as the input of other subjective assumptions. These assumptions include, but are not limited to, the expected term of stock options and the Company’s expected stock price volatility over the term of the awards.

Stock-based compensation expense for restricted stock, deferred issuance restricted stock, and performance condition stock awards is measured based on the closing fair market value of the Company’s common stock on the date of grant. Stock-based compensation expense for market condition stock awards is measured based on the fair value of the award on the date of grant using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple point variables that determine the probability of satisfying the market condition stipulated in the grant and calculates the fair value of the award.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the weighted average assumptions used by the Company to estimate the fair value of stock options and performance stock awards granted under the Company’s equity incentive plans and the shares purchasable under the Company’s ESPP, as well as the resulting average fair values:

	Six Months Ended June 30,
	2012	2011
Stock option plans
Risk-free interest rate	0.7%	1.7%
Volatility	34.4%	30.9%
Dividend yield	—	—
Expected term (years)	4.3	4.3
Resulting average fair value	$19.61	$18.05
Performance stock awards (1)
Risk-free interest rate	0.4%	1.3%
Volatility	30.1%	33.4%
Dividend yield	—	—
Resulting average fair value	$81.96	$82.58
Employee stock purchase plan
Risk-free interest rate	0.1%	0.2%
Volatility	38.7%	21.5%
Dividend yield	—	—
Expected term (years)	0.5	0.5
Resulting average fair value	$15.27	$12.27

The Company’s unrecognized stock-based compensation expense as of June 30, 2012, before income taxes and adjusted for estimated forfeitures, related to outstanding unvested share-based payment awards was as follows (in thousands, except number of years):

Awards	Weighted Average Remaining Expense Life (Years)	Unrecognized Expense as of June 30, 2012
Stock Options	2.9	$33,228
Performance stock awards	2.4	9,019
Restricted stock	1.9	1,342
Deferred issuance restricted stock	0.9	193
Employee stock purchase plan	0.2	114

Total		$43,896

The following table summarizes the stock-based compensation expense that the Company recorded in its consolidated statements of income for the six month periods ended June 30, 2012 and 2011 (in thousands):

	Six Months Ended June 30,
	2012	2011
Cost of product sales	$1,792	$1,582
Research and development	3,628	3,853
Marketing and sales	1,481	1,346
General and administrative	5,690	6,078

Total	$12,591	$12,859

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net Income Per Share

Diluted net income per share is reported based on the more dilutive of the treasury stock or the two-class method. Under the two-class method, net income is allocated to common stock and participating securities. The Company’s restricted stock, deferred issuance restricted stock and performance stock awards meet the definition of participating securities. Basic net income per share under the two-class method is computed by dividing net income, adjusted for earnings allocated to unvested stockholders for the period, by the weighted average number of common shares outstanding during the period. Diluted net income per share under the two-class method is computed by dividing net income, adjusted for earnings allocated to unvested stockholders for the period, by the weighted average number of common and common equivalent shares outstanding during the period. The Company excludes stock options from the calculation of diluted net income per share when the combined exercise price, unrecognized stock-based compensation expense and assumed tax benefits upon exercise are greater than the average market price for the Company’s common stock because their effect is anti-dilutive. Potentially dilutive securities totaling approximately 1.5 million and 0.8 million shares for the six month periods ended June 30, 2012 and 2011, respectively, were excluded from the calculations of diluted earnings per share (“EPS”) below because of their anti-dilutive effect.

The following table sets forth the computation of basic and diluted EPS for the six month periods ended June 30, 2012 and 2011 (in thousands, except per share amounts):

	Six Months Ended
	June 30,
	2012	2011
Basic Net Income per Share
Net income	42,175	45,621
Less: income allocated to participating securities	(50)	(72)

Net income allocated to common stockholders	42,125	45,549

Weighted average common shares outstanding - basic	45,351	47,873

Net income per share - basic	$0.93	$0.95

Diluted Net Income per Share
Net income	42,175	45,621
Less: income allocated to participating securities	(49)	(70)

Net income allocated to common stockholders	42,126	45,551

Weighted average common shares outstanding - basic	45,351	47,873
Dilutive securities	1,199	1,323

Weighted average common shares outstanding - diluted	46,550	49,196

Net income per share - diluted	$0.91	$0.93

Adoption of Recent Accounting Pronouncements

Accounting Standards Update 2011-04

In May 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) on fair value measurement. The ASU expands the disclosure requirements of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC Topic 820”), for fair value measurements and makes other amendments. Specifically, the ASU clarifies the accounting guidance for highest-and-best-use and valuation-premise concepts for non-financial assets, application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk, premiums or discounts in fair value measurement, and fair value of an instrument classified in an entity’s stockholders’ equity. Additionally, the ASU expands the disclosure requirements under ASC Topic 820, particularly for Level 3 inputs. The ASU was effective for interim and annual reporting periods of the Company beginning January 1, 2012. Upon adoption, the guidance did not have a material impact on the Company’s consolidated financial statements and is not expected to have a material impact on its future operating results.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accounting Standards Update 2011-05 and 2011-12

In June 2011, the FASB issued ASU 2011-05 on the presentation of comprehensive income. The ASU removes the presentation options in ASC Topic 220, Comprehensive Income, and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income (loss) and does not require any incremental disclosures in addition to those already required under existing accounting guidance. The ASU was effective for interim and annual reporting periods of the Company beginning January 1, 2012. For the six months ended June 30, 2012, the Company has applied the provisions of ASU 2011-05 by presenting comprehensive income in statements separate from the consolidated statements of income.

In December 2011, the FASB issued ASU 2011-12, deferring certain provisions of ASU 2011-05. One of the provisions of ASU 2011-05 required entities to present reclassification adjustments out of accumulated other comprehensive income (loss) by component in both the statement in which net income is presented and the statement in which other comprehensive income (loss) is presented (for both interim and annual financial statements). This requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date. The effective date of ASU 2011-12 is the same as that for the unaffected provisions of ASU 2011-05.

Accounting Standards Update 2011-08

In September 2011, the FASB issued an ASU on performing goodwill impairment testing. The ASU amends the guidance in ASU Topic 350-20, Goodwill. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, does not revise the requirement to test goodwill annually for impairment, and does not amend the requirement to test goodwill for impairment between annual tests if events and circumstances warrant. The ASU provides examples of events and circumstances to consider for qualitative assessment. The amendments were effective for annual and interim goodwill impairment tests performed by the Company beginning January 1, 2012. The Company adopted this guidance in the first quarter of 2012 for its goodwill impairment testing. The Company does not believe the adoption of this guidance will have a material impact on its consolidated financial statements.

Note 2.	Restructuring Activities

Following its acquisition of Tepnel Life Sciences plc (“Tepnel”) in April 2009, the Company had four locations in the United Kingdom (“UK”): Manchester, Cardiff, Livingston, and Abingdon. In order to accommodate the anticipated growth in the business and to optimize expenses, the Company decided to consolidate its UK operations to Manchester and Livingston. This consolidation was communicated internally in May 2010. The Company completed the consolidation during the second quarter of 2012 and spent approximately $4.5 million on the consolidation activities since inception. These expenses included termination costs, including severance costs related to the elimination of certain redundant positions and relocation costs for certain key employees, and site closure costs.

During the six months ended June 30, 2012, the Company recorded approximately $1.2 million of termination and site closure costs. These amounts are included in general and administrative expenses in the Company’s consolidated statements of income. Through June 30, 2012, the Company recorded approximately $5.0 million of cumulative termination and site closure costs related to these restructuring activities.

GEN-PROBE INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

The following table summarizes the restructuring activities accounted for under ASC Topic 420 for the six months ended June 30, 2012, as well as the remaining restructuring accrual on the Company’s consolidated balance sheets as of June 30, 2012 (in thousands):

	Termination Costs	Site Closure Costs	Total
Restructuring reserves at December 31, 2011	$267	$440	$707
Charged to expenses	707	473	1,180
Amounts paid	(543)	(569)	(1,112)
Foreign currency translation	5	3	8

Restructuring reserves at June 30, 2012	$436	$347	$783

Note 3.	Balance Sheet Information

The following tables provide details of selected balance sheet line items as of June 30, 2012 and December 31, 2011 (in thousands):

Inventories

	June 30,	December 31,
	2012	2011
Raw materials and supplies	$24,634	$19,429
Work in process	29,341	27,464
Finished goods	36,914	30,993

Inventories	$90,889	$77,886

Property, Plant and Equipment, Net

	June 30,	December 31,
	2012	2011
Land	$19,360	$19,355
Building	78,317	80,005
Machinery and equipment	220,099	213,729
Building improvements	64,830	60,628
Furniture and fixtures	22,465	21,790
Construction in-progress	1,099	2,789

Property, plant and equipment, at cost	406,170	398,296
Less: accumulated depreciation and amortization	(228,563)	(222,215)

Property, plant and equipment, net	$177,607	$176,081

Purchased Intangibles

	June 30, 2012		December 31, 2011
	Gross	Accumulated Amortization	Gross	Accumulated Amortization
Customer relationships	$76,765	$(18,824)	$77,326	$(15,723)
Developed technology	60,706	(39,432)	59,206	(38,292)
Trademarks	10,551	(1,715)	10,817	(1,487)
Trade names	7,300	(618)	7,300	(435)
In-process research and development	6,407	—	7,907	—

Total purchased intangibles	$161,729	$(60,589)	$162,556	$(55,937)

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

License, Manufacturing Access Fees and Other Assets, Net

	June 30,	December 31,
	2012	2011
License and manufacturing access fees	$68,889	$67,906
Investment in Qualigen, Inc.	5,404	5,404
Investment in DiagnoCure, Inc.	5,000	5,000
Investment in Roka Bioscience, Inc.	4,705	4,705
Other assets	11,748	11,257

License, manufacturing access fees and other assets, at cost	95,746	94,272
Less: accumulated amortization	(35,995)	(32,534)

License, manufacturing access fees and other assets, net	$59,751	$61,738

Other Accrued Expenses

	June 30,	December 31,
	2012	2011
Research and development	$4,578	$3,554
Professional fees	3,902	1,148
Royalties	2,812	3,047
Marketing and sales	1,455	1,261
Other	3,229	3,836

Other accrued expenses	$15,976	$12,846

Note 4.	Marketable Securities

The Company’s marketable securities include equity securities, mutual funds and tax advantaged municipal securities. The equity securities consist of investments in common stock. The deferred compensation plan assets are invested in mutual funds with quoted market prices. The Company’s investment policy limits the effective maturity on individual securities to seven years and an average portfolio maturity to three and one-half years with specified minimum credit ratings based on the nature of the underlying security. As of June 30, 2012, the Company’s portfolio had an average maturity of three years and an average credit quality of AA1 as defined by Moody’s.

The following is a summary of marketable securities as of June 30, 2012 and December 31, 2011 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
June 30, 2012
Debt securities	$277,363	$523	$(258)	$277,628
Equity securities	10,518	—	(3,408)	7,110
Mutual funds	6,397	189	—	6,586

Total marketable securities	$294,278	$712	$(3,666)	$291,324

December 31, 2011
Debt securities	$270,745	$1,298	$(191)	$271,852
Equity securities	10,518	—	(1,344)	9,174
Equity securities	6,127	16	(88)	6,055

Total marketable securities	$287,390	$1,314	$(1,623)	$287,081

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table shows the estimated fair values and gross unrealized losses as of June 30, 2012 for the Company’s investments in individual debt securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months (in thousands):

Less than 12 Months		More than 12 Months
Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
$81,603	$(258)	$—	$—

As of June 30, 2012 and December 31, 2011, the Company had 22 and 18 marketable debt securities, respectively, in an unrealized loss position. Of the 22 debt securities in an unrealized loss position as of June 30, 2012, the average estimated fair value and average unrealized loss was $3.7 million and $12,000, respectively. Of the 18 debt securities in an unrealized loss position at December 31, 2011, the average estimated fair value and average unrealized loss was $2.9 million and $11,000, respectively.

The contractual terms of the debt securities held by the Company do not permit the issuer to settle the securities at a price less than the amortized cost of the investments. The Company does not consider its investments in debt securities with a current unrealized loss position to be other-than-temporarily impaired as of June 30, 2012 because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost.

The Company periodically reviews its marketable equity securities for other-than-temporary declines in fair value below their cost basis, or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The determination that a decline is other-than-temporary is, in part, subjective and influenced by many factors. When assessing marketable equity securities for other-than-temporary declines in value, the Company considers factors including: the significance of the decline in value compared to the cost basis; the underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the investment has been less than its cost basis; any market conditions that impact liquidity; the views of external investment analysts; the financial condition and near-term prospects of the investee; any news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.

The following table shows the current and non-current classification of the Company’s marketable securities as of June 30, 2012 and December 31, 2011 (in thousands):

	June 30,	December 31,
	2012	2011
Current	$196,025	$218,789
Non-current	95,299	68,292

Total marketable securities	$291,324	$287,081

(1)	Deferred compensation plan assets invested in mutual funds are included under the caption “License, manufacturing access fees and other assets, net” on the Company’s consolidated balance sheets.

As of June 30, 2012, the Company held non-current marketable debt and equity securities of $81.6 million and $7.1 million, respectively, and non-current deferred compensation plan assets invested in mutual funds of $6.6 million. As of December 31, 2011, the Company held non-current marketable debt and equity securities of $53.0 million and $9.2 million, respectively, and non-current deferred compensation plan assets invested in mutual funds of $6.1 million. Investments in an unrealized loss position deemed to be temporary as of June 30, 2012 and December 31, 2011 that have a contractual maturity of greater than 12 months have been classified on the Company’s consolidated balance sheets as non-current marketable securities under the caption “Marketable securities, net of current portion,” reflecting the Company’s current intent and ability to hold such investments to maturity. The Company’s investments in marketable debt and equity securities, other than mutual funds, are classified as available-for-sale.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table shows the gross realized gains and losses from the sale of marketable securities, based on the specific identification method during the six month periods ended June 30, 2012 and 2011 (in thousands):

	Six Months Ended June 30,
	2012	2011
Proceeds from sale of marketable securities	$256,626	$225,178

Gross realized gains	$2,614	$2,112
Gross realized losses	(108)	(356)

Net realized (loss) gain	$2,506	$1,756

Note 5.	Fair Value Measurements

The Company determines the fair value of its assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. There is an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. Applicable accounting guidance under ASC Topic 820 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 - Quoted prices for identical instruments in active markets.

•

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 - Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Assets and liabilities are classified based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts of financial instruments such as cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and other current liabilities approximate the related fair values due to the short-term maturities of these instruments. The Company reviews the fair value hierarchy on a quarterly basis. Changes in the observations or valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

Set forth below is a description of the Company’s valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy. Where appropriate, the description includes details of the valuation models, the key inputs to those models, as well as any significant assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company’s cash equivalents and marketable securities include equity securities, mutual funds, treasury securities, tax advantaged municipal securities, and money market funds. When available, the Company uses quoted market prices to determine fair value and classifies such items as Level 1. The Company’s Level 1 financial instruments include equity securities and mutual funds. The Company obtains the fair value of its Level 2 financial instruments from a professional pricing service, which may determine the fair value using quoted prices for recently traded financial instruments with similar underlying terms as well as directly or indirectly observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals. The Company validates the fair value of its Level 2 marketable debt securities provided by its professional pricing service by evaluating the reasonableness of the methods and assumptions used by the professional pricing service, and by comparing their assessment of the fair value of the Company’s investment portfolio against the fair value of the Company’s investment portfolio from an independent professional pricing source and with publicly available data for actual transactions.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis (as described above) as of June 30, 2012 and December 31, 2011 (in thousands):

	Fair Value Measurements at June 30, 2012
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value in the Consolidated Balance Sheets
Assets:
Cash equivalents	$—	$92,704	$—	$92,704
Marketable securities
Equity securities	7,110	—	—	7,110
Municipal securities	—	277,628	—	277,628
Municipal securities	6,586	—	—	6,586

Total marketable securities	13,696	277,628	—	291,324

Total assets at fair value	$13,696	$370,332	$—	$384,028

Liabilities:
Deferred compensation plan liabilities	$6,586	$—	$—	$6,586

Total liabilities at fair value	$6,586	$—	$—	$6,586

	Fair Value Measurements at December 31, 2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value in the Consolidated Balance Sheets
Assets:
Cash equivalents	$—	$28,364	$—	$28,364
Marketable securities
Equity securities	9,174	—	—	9,174
Municipal securities	—	271,852	—	271,852
Mutual funds	6,055	—	—	6,055

Total marketable securities	15,229	271,852	—	287,081

Total assets at fair value	$15,229	$300,216	$—	$315,445

Liabilities:
Deferred compensation plan liabilities	$6,055	$—	$—	$6,055

Total liabilities at fair value	$6,055	$—	$—	$6,055

Activity Between and Within Levels of the Fair Value Hierarchy

The Company’s policy is to record transfers of assets and liabilities between Level 1 and Level 2 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. There were no transfers between levels during the first six months of 2012. In the fourth quarter of 2011, the Company converted its deferred compensation plan assets into mutual funds traded in active markets with quoted market prices. Similarly, in the fourth quarter of 2011, the participants’ selected investments were converted to investments based on mutual funds traded in active markets with quoted market prices. Liabilities under the deferred compensation plan are recorded at amounts due to participants, based on the fair value of the participants’ selected investments. Therefore, for the year ended December 31, 2011, the Company transferred $6.1 million of both deferred compensation plan assets and deferred compensation plan liabilities, respectively, from Level 2 to Level 1.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For those financial instruments measured at fair value on a recurring and non-recurring basis with significant Level 3 inputs, there was no activity for the six month period ended June 30, 2012.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

Certain assets and liabilities, including cost method investments, are measured at fair value on a non-recurring basis and therefore are not included in the tables above. Such instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Assets and Liabilities Held for Sale

During the second quarter ended June 30, 2012, management committed to a plan to dispose of a French subsidiary supplying research products and services, as well as its Cardiff, U.K. manufacturing facility. As a result of these items being held for sale, the assets of the French subsidiary and the manufacturing facility were written down to fair value less costs to sell, resulting in a pre-tax asset impairment charge of $0.8 million recorded in the Company’s consolidated statement of operations in the second quarter of 2012. The Company expects to complete the sale of the French subsidiary and the manufacturing facility during the third quarter of 2012.

Assets and liabilities held for sale are reflected in the Company’s consolidated balance sheets under the captions “Other current assets” and “Other accrued expenses.” The Company has the following assets and liabilities held for sale as of June 30, 2012 (in thousands):

Assets
Cash	$338
Receivables and inventory	1,281
Other current assets	228
Property, plant and equipment, net	960
Purchased intangibles, net	634
Other assets	33

Total assets held for sale	$3,474

Liabilities
Other accrued expenses	$964

Net assets held for sale	$2,510

Equity Investment in Public Company

In April 2009, the Company made a $5.0 million preferred stock investment in DiagnoCure, Inc. (“DiagnoCure”), a publicly-held company traded on the Toronto Stock Exchange. The Company’s equity investment was initially valued based on the transaction price under the cost method of accounting. The market value of the underlying common stock is the most observable value of the preferred stock, but because there is no active market for DiagnoCure’s preferred shares the Company has classified its equity investment in DiagnoCure as Level 2 in the fair value hierarchy. The Company’s investment in DiagnoCure, which had a value of $5.0 million as of June 30, 2012, is included in “Licenses, manufacturing access fees and other assets, net” on the Company’s consolidated balance sheets.

Equity Investments in Private Companies

The valuation of investments in non-public companies requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such assets. The Company’s equity investments in private companies are initially valued based upon the transaction price under the cost method of accounting. Equity investments in non-public companies are classified as Level 3 in the fair value hierarchy.

The Company records impairment charges when an investment has experienced a decline that is deemed to be other-than-temporary. The determination that a decline is other-than-temporary is, in part, subjective and influenced by many factors. Future adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby possibly requiring impairment charges in the future. When assessing

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

investments in private companies for an other-than-temporary decline in value, the Company considers many factors, including, but not limited to, the following: the share price from the investee’s latest financing round; the performance of the investee in relation to its own operating targets and its business plan; the investee’s revenue and cost trends; the investee’s liquidity and cash position, including its cash burn rate; and market acceptance of the investee’s products and services. From time to time, the Company may consider third party evaluations or valuation reports. The Company also considers new products and/or services that the investee may have forthcoming, any significant news specific to the investee, the investee’s competitors and the outlook of the overall industry in which the investee operates. In the event the Company’s judgments change as to other-than-temporary declines in value, the Company may record an impairment loss, which could have an adverse effect on its results of operations.

Roka Bioscience, Inc.

In September 2009, the Company spun-off its industrial testing assets to Roka Bioscience, Inc. (“Roka”), a newly formed private company. In consideration for the contribution of assets, the Company received shares of preferred stock representing 19.9% of Roka’s capital stock on a fully diluted basis. The Company considers Roka to be a variable interest entity in accordance with ASC Topic 810, Consolidation. However, the Company is not the primary beneficiary of Roka and therefore has not consolidated Roka’s financial position or results of operations in the Company’s consolidated financial statements.

In April 2011, the Company purchased approximately $4.0 million of Roka’s Series C preferred stock as a participant in Roka’s Series C preferred stock round of financing that raised a total of approximately $20.0 million. As of June 30, 2012, the Company owns shares of preferred stock representing approximately 14.7% of Roka’s capital stock on a fully diluted basis. The Company’s investment has been valued based on the transaction price under the cost basis of accounting. The Company’s overall investment in Roka had a value of approximately $4.7 million as of June 30, 2012, and is included in “Licenses, manufacturing access fees and other assets, net” on the Company’s consolidated balance sheets.

Qualigen, Inc.

The Company invested in Qualigen, Inc. (“Qualigen”), a private company, in 2006. The Company’s investment in Qualigen, which had a value of approximately $5.4 million as of June 30, 2012, has been valued based upon several factors, including a market approach and an income (discounted cash flow) approach. This investment is also included in “Licenses, manufacturing access fees and other assets, net” on the Company’s consolidated balance sheets.

Note 6.	Borrowings

In February 2009, the Company entered into a credit agreement with Bank of America, N.A. (“Bank of America”), which provided for a one-year senior secured revolving credit facility in an amount of up to $180.0 million that is subject to a borrowing base formula. Subject to the terms of the credit agreement, including the amount of funds that the Company is permitted to borrow from time to time under the credit agreement, the revolving credit facility has a sub-limit for the issuance of letters of credit in a face amount of up to $10.0 million. Advances under the revolving credit facility were used to consummate the Company’s acquisition of Tepnel and are also available for other general corporate purposes. At the Company’s option, loans accrue interest at a per annum rate based on, either: the base rate (the base rate is defined as the greatest of (i) the federal funds rate plus a margin equal to 0.50%, (ii) Bank of America’s prime rate and (iii) the London Interbank Offered Rate (“LIBOR”) plus a margin equal to 1.00%); or LIBOR plus a margin equal to 0.60%, in each case for interest periods of 1, 2, 3 or 6 months as selected by the Company. In connection with the credit agreement, the Company also entered into a security agreement, pursuant to which the Company secured its obligations under the credit agreement with a first priority security interest in the securities, cash and other investment property held in specified accounts maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America.

In March 2009, the Company and Bank of America amended the credit agreement to increase the amount that the Company may borrow from time to time under the credit agreement from $180.0 million to $250.0 million. The term of the credit facility with Bank of America has been extended three times and currently expires in February 2013. In June 2011, Bank of America issued a £1.2 million standby letter of credit on behalf of the Company, thereby reducing the amount the Company can borrow under the credit facility by the face amount of the letter of credit. The total principal amount outstanding under the revolving credit facility as of June 30, 2012 was $248.0 million, the interest rate payable on such outstanding amount was approximately 0.84% and no further borrowings are currently available under the credit facility. In July 2012, the Company

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

terminated its credit facility and standby letter of credit with Bank of America, repaying the principal amount outstanding of $248.0 million along with all remaining accrued interest. In order to repay the credit facility, in July 2012 the Company liquidated its marketable debt security portfolio.

Note 7.	Income Tax

As of June 30, 2012, the Company had total gross unrecognized tax benefits of $13.0 million. The amount of unrecognized tax benefits (net of the federal benefit for state taxes) that would favorably affect the Company’s effective income tax rate, if recognized, was $10.0 million. The Company’s federal tax returns for the 2008 through 2010 tax years, California tax returns for the 2005 through 2010 tax years, and UK tax returns for the 2008 through 2010 tax years are subject to future examination.

Note 8.	Contingencies

Litigation

The Company is a party to the following litigation and may also be involved in other litigation arising in the ordinary course of business from time to time. The Company intends to vigorously defend its interests in these matters. The Company expects that the resolution of these matters will not have a material adverse effect on its business, financial condition or results of operations. However, due to the uncertainties inherent in litigation, no assurance can be given as to the outcome of these proceedings.

Becton, Dickinson and Company

In October 2009, the Company filed a patent infringement action against Becton, Dickinson and Company (“BD”) in the U.S. District Court for the Southern District of California. The complaint alleges that BD’s Viper™ XTR™ testing system infringes five of the Company’s U.S. patents covering automated processes for preparing, amplifying and detecting nucleic acid targets. The complaint also alleges that BD’s ProbeTec™ Female Endocervical and Male Urethral Specimen Collection Kits for Amplified Chlamydia trachomatis/Neisseria gonorrhoeae (CT/GC) DNA assays used with the Viper XTR testing system infringe two of the Company’s U.S. patents covering penetrable caps for specimen collection tubes. The complaint seeks monetary damages and injunctive relief. In March 2010, the Company filed a second complaint for patent infringement against BD in the U.S. District Court for the Southern District of California alleging that BD’s BD MAX System™ (formerly known as the HandyLab Jaguar system) infringes four of the Company’s U.S. patents covering automated processes for preparing, amplifying and detecting nucleic acid targets. The second complaint also seeks monetary damages and injunctive relief. In June 2010, these two actions were consolidated into a single legal proceeding. There can be no assurances as to the final outcome of this litigation.

Enzo Life Sciences, Inc.

In January 2012, Enzo Life Sciences, Inc. (“Enzo”) filed a patent infringement action against the Company in the United States District Court for the District of Delaware. The complaint alleges that the Company’s manufacture and sale of certain molecular diagnostic assays, including the APTIMA Combo 2 and APTIMA HPV assays, that incorporate the Company’s patented hybridization protection assay technology infringe Enzo’s U.S. patent number 6,992,180. The complaint seeks monetary damages and injunctive relief. The Company intends to vigorously defend the lawsuit. There can be no assurances as to the final outcome of this litigation. The Company has not recorded an accrual as of June 30, 2012 for a contingent liability associated with this legal proceeding based on the Company’s belief that any liability is neither probable nor reasonably possible. In addition, any possible loss or range of loss cannot be reasonably estimated at this time.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Litigation Related to the Proposed Merger with Hologic, Inc.

In the days following the announcement that we had entered into the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hologic, Inc. (“Hologic”) and Gold Acquisition Corp., a wholly owned subsidiary of Hologic (“Merger Sub”), several purported stockholders of the Company filed lawsuits in connection with the proposed merger. Teamsters Local Union No. 727 Pension Fund v. Gen-Probe Inc., et al., Case No. 37-2012-00096793-CU-BT-CTL (the “California Action”), was filed in the Superior Court of the State of California, San Diego County, against the Company, its directors, and Hologic. Timothy Coyne v. Gen-Probe Inc., et al., Case No. 7495 and Douglas R. Klein v. John W. Brown, et al., Case No. 7528 (the “Delaware Actions”), were filed in the Court of Chancery in the State of Delaware (the “Delaware Court of Chancery”) against the Company, its directors, Hologic, and Merger Sub. Each action was brought as a putative class action and alleges that the Company’s directors breached certain alleged fiduciary duties to the Company’s stockholders by approving the merger agreement and that the Company, Hologic and/or Merger Sub aided and abetted those breaches. The complaints request an injunction of the merger. The Delaware Actions also seek damages in the event the merger is completed. On May 17, 2012, the Delaware Court of Chancery consolidated the Delaware Actions, certified a class of the Company’s stockholders pursuant to a stipulation of the parties and scheduled a hearing on the plaintiffs’ anticipated motion for a preliminary injunction to enjoin the merger for July 27, 2012. On May 21, 2012 and May 22, 2012, respectively, the defendants filed a motion to stay and a demurrer to the California Action. A hearing on those motions was scheduled for November 2, 2012. The Company and the other defendants deny all liability with respect to the facts and claims alleged in the Delaware Actions and the California Action.

On July 18, 2012, the Company entered into a memorandum of understanding (the “MOU”), with the plaintiffs regarding the settlement of the Delaware Actions. The proposed settlement is conditioned upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger, and final approval of the proposed settlement by the Delaware Court of Chancery. If the settlement is finally approved by the Delaware Court of Chancery, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the Merger Agreement, and any disclosure made in connection therewith, other than claims for appraisal under Section 262 of the Delaware General Corporation Law. In addition, in connection with the settlement, the parties contemplate that the plaintiffs’ counsel will file a petition in the Delaware Court of Chancery for an award of attorneys’ fees and expenses to be paid by the Company. The Company will pay or cause to be paid any attorneys’ fees and expenses awarded by the Delaware Court of Chancery. The settlement will not affect the merger consideration per share of $82.75 in cash, without interest and less any applicable withholding taxes, that is to be paid subject to the terms and conditions of the Merger Agreement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court of Chancery will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the MOU may be terminated.

Note 9.	Stockholders’ Equity

Changes in stockholders’ equity for the six months ended June 30, 2012 were as follows (in thousands):

Balance at December 31, 2011	$700,342
Net income	42,175
Other comprehensive loss, net	(2,439)
Proceeds from the issuance of common stock and ESPP shares	43,161
Issuance of common stock to board members	136
Repurchase and retirement of restricted stock for payment of taxes	(1,146)
Stock-based compensation	12,517
Stock-based compensation income tax benefits	2,971

Balance at June 30, 2012	$797,717

Comprehensive Income

All components of comprehensive income, including net income, are reported in the consolidated financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income (loss), which includes certain changes in stockholders’ equity, such as foreign currency translation of the Company’s wholly owned subsidiaries’ financial statements and unrealized gains and losses on the Company’s available-for-sale securities, are reported, net of their related tax effect, to arrive at comprehensive income.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Components of comprehensive income, net of income tax, for the six month periods ended June 30, 2012 and 2011 were as follows (in thousands):

	Six Months Ended
	June 30,
	2012	2011
Net income, as reported	$42,175	$45,621

Other comprehensive income (loss):
Foreign currency translation adjustment	157	3,173

Unrealized gains (losses)
Change in net unrealized gain on available-for-sale securities during the period	(967)	(10,180)
Realized gain on available-for-sale securities, net of tax	(1,629)	(1,142)

Total unrealized losses	(2,596)	(11,322)
Total other comprehensive loss, net	(2,439)	(8,149)

Comprehensive income	$39,736	$37,472

Stock Options

A summary of the Company’s stock option activity for all equity incentive plans for the six months ended June 30, 2012 is as follows (in thousands, except per share data and number of years):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2011	5,513	$50.80
Granted	842	68.72
Exercised	(826)	48.96
Cancelled	(80)	56.54

Outstanding at June 30, 2012	5,449	$53.76	4.0	$155,045

Exercisable at June 30, 2012	3,433	$50.06	3.0	$110,405

Restricted Stock and Deferred Issuance Restricted Stock

A summary of the Company’s restricted stock and deferred issuance restricted stock award activity for the six months ended June 30, 2012 is as follows (in thousands, except per share data):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2011	62	$54.35
Granted	4	63.29
Vested	(6)	56.63
Forfeited	(3)	53.00

Unvested at June 30, 2012	57	$54.78

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Performance Stock Awards

A summary of the Company’s performance stock award activity for the six months ended June 30, 2012 is as follows (in thousands, except per share data):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2011	109	$73.92
Awarded	108	82.00
Vested and issued	(46)	72.33
Cancelled	(5)	76.69

Unvested at June 30, 2012	166	$79.50

Beginning in 2010, the Company transitioned from its historical practice of granting certain senior Company employees annual restricted stock awards with time-based vesting provisions only, to granting these employees the right to receive a designated number of shares of Company common stock based on the achievement of specific performance criteria over a defined performance period (the “Performance Stock Awards”). All Performance Stock Awards have been granted under the Company’s 2003 Incentive Award Plan and are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Note 10.	Product Line and Significant Customer Information

The Company currently operates in one business segment: the development, manufacturing, marketing, sales and support of molecular diagnostic products primarily to diagnose human diseases, screen donated human blood and ensure transplant compatibility.

Product sales by product line for the six month periods ended June 30, 2012 and 2011 were as follows (in thousands):

	Six Months Ended June 30,
	2012		2011
	$	%	$	%
Clinical diagnostics	$185,572	62%	$175,764	65%
Blood screening	107,384	36%	89,887	33%
Research products and services	5,043	2%	5,382	2%

Total product sales	$297,999	100%	$271,033	100%

During the six month periods ended June 30, 2012 and 2011, 38% and 34%, respectively, of the Company’s total revenues were from Novartis. No other customer accounted for more than 10% of the Company’s revenues during each of the six month periods ended June 30, 2012 and 2011.

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11.	Supplemental Guarantor Condensed Consolidating Financials

In connection with Hologic, Inc.’s acquisition of Gen-Probe on August 1, 2012, Hologic completed a private placement of $1.0 billion aggregate principal amount of 6.25% senior notes due 2020 (the “Senior Notes”). The Senior Notes are fully and unconditionally and jointly and severally guaranteed by Hologic, Inc. (“Issuer”) and certain of its domestic subsidiaries, including those acquired in its acquisition of Gen-Probe. The following represents the supplemental condensed financial information of Gen-Probe and its guarantor and non-guarantor subsidiaries, as of June 30, 2012 and for the six months ended June 30, 2012.

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

June 30, 2012

(in thousands)

	Issuer	Parent/ Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$158,945	$7,511	$—	$166,456
Marketable securities	—	196,025	—	—	196,025
Trade accounts receivable, net	—	49,594	11,504	—	61,098
Accounts receivable - other	—	6,805	3	—	6,808
Inventories	—	84,058	7,333	(502)	90,889
Deferred income tax	—	8,049	480	—	8,529
Prepaid expenses	—	12,614	1,540	—	14,154
Other current assets	—	3,389	4,121	—	7,510

Total current assets	—	519,479	32,492	(502)	551,469

Marketable securities, net of current portion	—	88,713	—	—	88,713
Property and equipment, net	—	150,168	27,439	—	177,607
Capitalized software, net	—	18,856	—	—	18,856
Patents, net	—	11,021	212	—	11,233
Purchased intangibles, net	—	90,383	10,757	—	101,140
Goodwill	—	140,699	(301)	—	140,398
License, manufacturing access fees and other assets, net	—	55,951	3,800	—	59,751
Investment in subsidiaries	—	52,027	1,690	(53,717)	—

Intercompany receivable	—	17,049	13,478	(30,527)	—

Total assets	$—	$1,144,346	$89,567	$(84,746)	$1,149,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$19,046	$1,174	$—	$20,220
Accrued salaries and employee benefits	—	23,183	1,428	—	24,611
Other accrued expenses	—	13,243	2,733	—	15,976
Income tax payable	—	170	548	(433)	285
Short-term borrowings	—	248,000	—	—	248,000
Deferred revenue	—	896	473	—	1,369
Intercompany payables	—	3,499	27,032	(30,531)	—

Total current liabilities	—	308,037	33,388	(30,964)	310,461

Non-current income tax payable	—	10,307	77	—	10,384
Deferred income tax	—	18,940	331	—	19,271
Deferred revenue, net of current portion	—	3,796	242	—	4,038
Other long-term liabilities	—	5,549	1,747	—	7,296

Total liabilities	—	346,629	35,785	(30,964)	351,450

Total stockholders’ equity	—	797,717	53,782	(53,782)	797,717

Total liabilities and stockholders’ equity	$—	$1,144,346	$89,567	$(84,746)	$1,149,167

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2012

(in thousands)

	Issuer	Parent/ Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Product sales	$—	$274,839	$23,222	$(62)	$297,999
Collaborative research revenues	—	7,792	1	—	7,793
Royalty and license revenue	—	3,502	127	—	3,629
Intercompany revenue	—	6,404	6,306	(12,710)

	—	292,537	29,656	(12,772)	309,421

Costs and expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	—	94,242	18,358	(9,040)	103,560
Acquisition-related intangible amortization	—	4,902	629	—	5,531
Research and development	—	55,465	1,311	—	56,776
Marketing and sales	—	33,989	8,121	(3,200)	38,910
General and administrative	—	37,844	4,181	(532)	41,493
Asset impairment charges	—	—	783	—	783

Income (loss) from operations	—	66,095	(3,727)	—	62,368
Investment and interest income	—	3,706	7	—	3,713
Interest expense	—	(1,072)	(6)	—	(1,078)
Other (expense) income, net	—	(757)	398	—	(359)

Income before income taxes	—	67,972	(3,328)	—	64,644
Provision for (benefit from) income taxes	—	23,067	(598)	—	22,469
Equity in earnings (loss) of subsidiaries	—	(2,730)	—	2,730	—

Net income (loss)	$—	$42,175	$(2,730)	$2,730	$42,175

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Six Months Ended June 30, 2012

(in thousands)

	Issuer	Parent/ Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$—	$42,175	$(2,730)	$2,730	$42,175
Foreign currency translation adjustment	—	—	(39)	196	157
Change in net unrealized loss on marketable securities, net of income tax benefit	—	(967)	—	—	(967)
Reclassification of net realized gain on marketable securities, net of income tax expense	—	(1,629)	—	—	(1,629)

Comprehensive income (loss)	$—	$39,579	$(2,769)	$2,926	$39,736

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2012

(In thousands)

	Issuer	Parent/ Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$—	67,893	(1,973)	(216)	65,704

INVESTING ACTIVITIES
Proceeds from sale and maturities of marketable securities	—	254,120	—	—	254,120
Purchase of marketable securities	—	(265,447)	—	—	(265,447)
Purchase of property, plant and equipment	—	(11,091)	(4,432)	—	(15,523)
Purchase of capitalized software	—	(3,437)	—	—	(3,437)
Purchase of intangible assets, including licenses and manufacturing access fees	—	(1,527)	32	(32)	(1,527)
Other	—	117	25	248	390

Net cash (used in) provided by investing activities	—	(27,265)	(4,375)	216	(31,424)

FINANCING ACTIVITIES
Proceeds from issuance of common stock and employee stock purchase plan	—	43,161	—	—	43,161
Repurchase and retirement of restricted stock for payment of taxes	—	(1,146)	—	—	(1,146)
Excess tax benefit from employee stock-based compensation	—	3,374	1	—	3,375

Net cash provided by financing activities	—	45,389	1	—	45,390
Effect of exchange rate changes on cash and cash equivalents	—	(2,876)	2,641	—	(235)

Net increase (decrease) in cash and cash equivalents	—	83,141	(3,706)	—	79,435
Cash and cash equivalents, beginning of period	—	75,804	11,217	—	87,021

Cash and cash equivalents, end of period	$—	$158,945	$7,511	$—	$166,456